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Exhibit 10.21

SENIOR MANAGEMENT AGREEMENT

        THIS SENIOR MANAGEMENT AGREEMENT (this "Agreement") is made as of September 29, 2000, among LECG HOLDING COMPANY, LLC, a California limited liability company (the "Company"), LECG, LLC, a California limited liability company and wholly-owned Subsidiary of the Company ("LECG") and DAVID KAPLAN (the "Executive"). Certain provisions of this Agreement are intended for the benefit of, and will be enforceable by, TCEP. Certain definitions are set forth in Section 4 of this Agreement.

Recitals

        A.    The Company is the sole member of LECG. The Company has been organized for the purpose of engaging, through one or Subsidiaries, including LECG, in the business of providing economic and financial analysis, expert testimony, litigation support (the "Business"). The Company, LECG and their respective Subsidiaries are sometimes collectively referred to herein as the "LECG Entities" and individually as an "LECG Entity."

        B.    The execution and delivery of this Agreement by the Company and the Executive is a condition to Company's issuance and sale of Common Units and Preferred Units to the Executive, pursuant to the Purchase Agreement and the Buy-Sell Agreement.

Agreement

        In consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

        1.    Employment.    The Company hereby engages the Executive to serve as President of the Company and President of LECG, and the Executive agrees to serve the Company, as an at will employee in such capacities, and subject to the terms and conditions, set forth in this Agreement.

          (a)    Services.    The Executive, as President of the Company and President of LECG, shall have all the duties and responsibilities customarily rendered by similarly situated individuals employed by companies of similar size and nature and as may be delegated from time to time by the Board and the board of directors of LECG, as applicable, in their sole discretion; provided, however, the following actions of the Company or LECG must be approved in advance by the Board:

              (i)  Acquisitions or dispositions of the assets or equity securities of a business with a value in excess of $500,000;

             (ii)  Employment agreements (other than standard confidentiality and nonsolicitation agreements with employees) and issuances of equity securities, options or warrants;

           (iii)  The incurrence of any indebtedness by the Company in excess of $500,000;

            (iv)  Annual corporate objectives and annual operating budgets (including capital expenditures budgets);

             (v)  Contracts with an operating cost to the Company and capital expenditures in excess of $500,000;

            (vi)  Dividends, distributions or redemptions of the Company's equity securities; and

           (vii)  Statutory corporate matters, including sales of equity securities, amendments to the Company's certificate of formation or the LLC Agreement and qualifying to do business in other jurisdictions.

        The Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to perform the tasks and services requested by the Company and LECG. The Executive may maintain a consulting practice with the LECG Entities, provided that such consulting practice is consistent with the Executive's duties and responsibilities set forth herein.

          (b)    Salary, Bonus, Benefits and Deferred Compensation.

              (i)  Salary and Bonus.    All compensation and benefits for the Executive will be provided by LECG. The Company will pay the Executive an annual base salary (the "Annual Base Salary") in an amount designated by the Board from time to time. Commencing on the Effective Date, the Annual Base Salary shall be $125,000. In the Company's discretion, the Executive shall be eligible to receive a bonus of up to 100% of the Executive's Annual Base Salary for each year employed as determined by the Board and based upon the Company's and LECG's achievement of budgetary and other objectives set by the Board. The Executive's Annual Base Salary and bonus, if any, for any partial year will be prorated based upon the number of days elapsed in such year. In addition, during the Service Term, the Executive will be entitled to such other benefits approved by the Board and made available to the Company's or LECG's senior management. During his term of employment, the Executive shall be entitled to receive all other benefits of employment generally available to the Company's other executive and managerial employees when and as he/she becomes eligible for them, including (medical, dental, life and disability insurance benefits, participation in the Company's pension plan, etc.). The Company reserves the right to modify, suspend or discontinue any and all of the foregoing benefit plans, policies, and practices at any time without notice to or recourse by the Executive, so long as such action is taken generally with respect to other similarly situated persons and does not single out the Executive.

             (ii)  Deferred Compensation.    Immediately upon the start of the Executive's employment, Executive shall be entitled to $250,000 in deferred compensation ("Deferred Compensation"). The Deferred Compensation amount shall be subordinated to any amounts owed to any senior, second lender and shall accrue interest at the rate of ten percent (10%) per annum. Notwithstanding the foregoing, (a) the Deferred Compensation shall not be payable to the Executive until the company has at least $20,000,000 of earnings, interest, tax and depreciation ("EBITDA") in any fiscal year and (b) only if permitted under the Company's senior credit facility.

           (iii)  Bonus Pool holdback.    Five percent (5%) of the Executive's total earnings in each calendar year will be reserved by the Company and placed in a bonus pool holdback; provided, however, that the Company will not reserve from the Executive's total earnings more than $50,000 in the aggregate in any calendar year. The payment of any amount from this bonus pool will be at the discretion the Board and will be contingent upon (a) the staff bonus pool for the company being adequate to pay what the Board of Directors determines to be competitive and fair bonuses to the Company's staff, and (b) the Company meeting its profit goal. In the absence of any distributions to staff or retention by the Company to meet profit goals, the Company will release reserved earnings from the bonus pool holdback for a particular year by February or March of the following calendar year.

          (c)    Termination.

              (i)  Events of Termination.    The Executive's employment with the Company shall cease upon:

              (A)  the Executive's death.

              (B)  the Executive's voluntary resignation or retirement.

              (C)  the Sale of the Company.

              (D)  the Executive's disability, which means his incapacity due to physical or mental illness such that he is unable to perform the essential functions of his previously assigned duties where (1) such incapacity has been determined to exist by either (x) the Company's disability insurance carrier or (y) by the concurring opinions of two licensed physicians (one selected by the Company and one by the Executive), and (2) the Board has determined, based on competent medical advice, that such incapacity will continue for at least six continuous months and that it would have a material adverse effect on the Company. Any such termination for disability shall be only as expressly permitted by the Americans with Disabilities Act.

              (E)  termination by the Company by the delivery to the Executive of a written notice from the Board that the Executive has been terminated ("Notice of Termination") with or without Cause. If the Executive is terminated for Cause, the Notice of Termination must specify the Cause in reasonable detail. The Executive will then have the right, within ten days of receipt of such Notice of Termination, to file a written request for review by the Company. In such case, the Executive will be given the opportunity to be heard, personally or by counsel, by the Board and the Board (which Board vote shall exclude the Executive) must thereafter confirm that such termination is for Cause. If the Board does not provide such confirmation, the termination shall be treated as other than for Cause. The Executive acknowledges that this provision is necessary to protect the Company's goodwill in the community in which Executive represents the Company, and thus, to protect the profitability and the business of any LECG Entity. The delivery by the Company and/or LECG of notice to the Executive that it does not intend to renew this Agreement as provided in Section 1(d) shall constitute a termination by the Company without Cause unless such notice fulfills the requirements of this Section 1(c)(i)(E). "Cause" shall be determined by the Board in its sole discretion and shall mean the Executive's (1) commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to any LECG Entity or involving harassment of or discrimination against any employees of any LECG Entity, (2) misappropriation of funds or assets of any LECG Entity for personal use; (3) continued substantial and repeated neglect of his duties after written notice from the Board, and such neglect has not been cured within 30 days after the Executive receives notice thereof from the Board; (4) gross negligence or willful misconduct in the performance of his or her duties after written notice from the Board, and such failure has not been cured within ten days after the Executive receives notice thereof from the Board; or (5) the Executive's engaging in conduct constituting a breach of Sections 2 or 3 below.

             (ii)  Rights on Termination.

              (A)  In the event that termination by the Company without Cause, the Company will continue to pay the Executive, on regular salary payment dates, a monthly portion of Two Hundred and Fifty Thousand for a twelve-month period commencing on the date of termination (the "Severance Period") on regular salary payment dates (the "Severance Payments").

              (B)  If the Company terminates the Executive's employment for Cause, if the Executive dies or is permanently disabled, or in the event of a Sale of the Company, LECG's obligations to pay any compensation or benefits under this Agreement will cease to be effective on the date of termination. The Executive's right to receive any other benefits will be determined under the provisions of LECG's applicable plans, programs or other coverages or applicable law.

        Notwithstanding the foregoing, LECG's obligation to make all of the Severance Payments shall cease if the Executive is in violation of the provisions of Section 3 below. Until such time as the Executive has received all of his Severance Payments, he will be entitled to continue to receive any health, life, accident and disability insurance benefits provided by LECG to the Executive under this Agreement. If the Executive dies or is permanently disabled, then the Executive or his estate shall be entitled to any disability income or life insurance payments from any insurance policies paid for by the Company or LECG.

          (d)    Term of Employment.    Unless the Executive's employment under this Agreement is sooner terminated as a result of the Executive's resignation or termination in accordance with the provisions of Section 1(c) above, the Executive's employment under this Agreement shall commence on September 29, 2000 (the "Effective Date") and shall be at will.

          (e)    Representations of the Executive.    The Executive hereby represents and warrants to the Company that the statements contained in this Section 1(e) are true and accurate as of the date of this Agreement.

            (i)    Legal Proceedings.    The Executive has not been (A) the subject of any criminal proceeding (other than a traffic violation or other minor offense) which has resulted in a conviction against the Executive, nor is the Executive the subject of any pending criminal proceeding (other than a traffic violation or other minor offense), (B) indicted for, or charged in a court of competent jurisdiction with, any felony or crime of moral turpitude, (C) the defendant in any civil complaint alleging damages in excess of $100,000, or (D) the defendant in any civil complaint alleging sexual harassment, unfair labor practices or discrimination in the work place.

            (ii)   Securities Law.    The Executive has not been found in a civil action by the Securities Exchange Commission, Commodity Futures Trading Commission, a state securities authority or any other regulatory agency to have violated any federal, state or other securities or commodities law.

            (iii) Work History.    The Executive's resume, attached hereto as Exhibit A, is complete and correct in all material respects, and accurately reflects the Executive's prior work history.

            (iv)  Employment Restrictions.    Except in connection with his arrangement with LECG, Inc., the Executive is not currently a party to any non-competition, non-solicitation, confidentiality or other work-related agreement which limits or restricts the Executive's ability to work in any particular field or in any particular geographic region, whether or not such agreement would be violated by this Agreement.

          (f)    Other Fringe Benefits.    During the Service Term, the Company, at its expense, shall provide the Executive with one full time executive assistant.

        2.    Confidential Information; Proprietary Information, etc.

          (a)    Obligation to Maintain Confidentiality.    The Executive acknowledges that any Proprietary Information disclosed or made available to the Executive or obtained, observed or known by the Executive as a direct or indirect consequence of his employment with or performance of services for the Company and LECG during the course of his performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which the Executive is receiving Severance Payments, are the property of the applicable LECG Entity. Therefore, the Executive agrees that he will not at any time (whether during or after the Executive's term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or Records for any reason whatsoever without the Board's consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information)

  the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive's acts or failure to act. The Executive must deliver to the Company or LECG, as applicable, at the termination of his employment, as a condition to receipt of the next or final payment of compensation, or at any other time the Company or LECG may request in writing (whether during or after the Executive's term of employment), all Records which he may then possess or have under his control. The Executive further agrees that any property situated on premises and owned by any LECG Entity, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the applicable LECG Entity and their respective personnel at any time with or without notice.

          The Executive acknowledges that because of technological advances, the Company's products and services can be developed and marketed anywhere in the world, and that the market in which the Company competes is worldwide, and therefore, the protection afforded the Company must likewise be worldwide. The Executive acknowledges and agrees that all information concerning the work conducted by the Company and any potential products of the Company are and constitute exceptionally valuable trade secrets of Employer. That information includes, among other matters, the facts that any particular work or project is planned, under consideration, or in production, as well as any descriptions of any existing, pending or proposed work. The Executive further agrees to use his best efforts to prevent inadvertent disclosure of any Proprietary Information and/or other confidential or trade secret information of the Company to any third party by using the same care and discretion that he uses with similar data he designates as confidential or trade secret.

          Nothing in this Section 2(a) prevents the Executive from using his general knowledge and experience in future employment so long as the Executive complies with this Section 2(a) and the other restrictions contained in this Agreement. If after the Executive's employment with the Company is terminated, the Board receives a written request from a client that the Company release Proprietary Information related to that client, the Company will release such information in accordance with such request, subject to any applicable nondisclosure obligations to which the Company is subject.

          (b)    Ownership of Property.    Unless the Board determines otherwise, which Board determine shall include the representatives of TCEP, all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to any LECG Entity actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by the Executive (either solely or jointly with others) while employed by any LECG Entity (including any of the foregoing that constitutes any Proprietary Information or Records) ("Work Product") belong to such LECG Entity, and the Executive hereby assigns, and agrees to assign, all of the above Work Product to such LECG Entity. Any copyrightable work prepared by the Executive in the course of his work for any LECG Entity shall be deemed a "work made for hire" under the copyright laws, and such LECG Entity shall own all rights therein. To the extent that any such copyrightable work is not a "work made for hire," the Executive agrees to assign, upon the request of the Board or the board of directors of any other relevant LECG Entity, all right, title and interest, including without limitation, copyright in and to such copyrightable work to the applicable LECG Entity. The Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Executive's term of employment) to establish and confirm the Company's or any other LECG Entity's, as applicable, ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments). Notwithstanding anything contained in this Section 2(b) to the contrary, an LECG Entity's ownership of Work Product does not apply to any invention that the Executive develops entirely on his own time without using the equipment, supplies or facilities of an LECG Entity or any Proprietary Information (including trade secrets), except that an LECG Entity's ownership of Work Product does include those inventions that: (a) relate, at the time the invention is conceived or reduced to practice, to the business of such LECG Entity or to actual or demonstrably anticipated research or development relating to such LECG Entity's business; or (b) result from any work that the Executive performs for an LECG Entity.

          (c)    Third Party Information.    The Executive understands that the LECG Entities will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the part of the LECG Entities to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Executive's employment and thereafter, and without in any way limiting the provisions of Sections 2(a) and 2(b) above, the Executive shall hold Third Party Information in the strictest confidence and shall not use or disclose to anyone (other than personnel of the LECG Entities who need to know such information in connection with their work for the LECG Entities) Third Party Information, except in connection with his work for any of the LECG Entities or as expressly authorized by a member of the Board in writing.

          (d)    Use of Information of Prior Employers, etc.    The Executive will abide by any enforceable obligations contained in any agreements that the Executive has entered into with his prior employers or other parties to whom the Executive has an obligation of confidentiality.

          (e)    Compelled Disclosure.    If the Executive is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Confidential Information to any Person, the Executive will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy. The Executive will cooperate fully with the Company and the Company's Representatives in any attempt by the Company to obtain any such protective order or other remedy. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Executive disclose Confidential Information, and if the Executive furnishes the Company with a written opinion of reputable legal counsel acceptable to the Company confirming that the disclosure of such Confidential Information is legally required, then the Executive may disclose such Confidential Information to the extent legally required; provided, however, that the Executive will use his reasonable best efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

        3.    Noncompete; Nonsolicitation.

          (a)    Noncompetition.    During the Executive's period of employment and for one year following the termination of the Executive's employment (or, if the Company has terminated the Executive's employment without Cause, during the Executive's period of employment and the Severance Period), the Executive shall not, directly or indirectly own, manage or control any business competitive with the Business within any state or foreign country in which any LECG Entity has conducted business or has performed services for customers or clients at any time during the 12-month period immediately preceding the end of the Service Term, provided that such competitive business has annual revenues in excess of $5,000,000. Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of the Executive's obligations under this Agreement, the Executive (i) may serve as a director or trustee of any charitable or non-profit entity or as a faculty member of a university and (ii) may continue to act as an expert in a non-managerial or control position.

          (b)    Nonsolicitation.    As long as the Executive is an employee of the Company or any Affiliate thereof, and for one year thereafter, the Executive shall not directly or indirectly through another entity: (i) solicit, recruit or encourage any employee of any LECG Entity to leave the employ of such LECG Entity or work for any other person or entity that competes with the

  Business, or in any way interfere with the relationship between any LECG Entity and any of their respective employees; (ii) induce or attempt to induce any client or other business relation of any LECG Entity to cease doing business with such LECG Entity, or in any way interfere with the relationship between any such client or business relation and such LECG Entity; (iii) make known to any Person the names or addresses of any of the Company's clients or any other information pertaining to them, or call or solicit, or attempt to call on, solicit or service any Person who was a client. Notwithstanding the foregoing, the Executive may mail a professional announcement to clients of the company for the Executive has performed services after the date of termination of the Executive's employment.

          (c)    Acknowledgment.    It is specifically recognized by the Executive that: (i) his services to the LECG Entities are special, unique and of extraordinary value; (ii) the Company's employees are a valuable asset in the operation of the Business; (iii) the LECG Entities have protectible interests in restricting certain activities of the Executive as provided in this Section 3; (iv) money damages are insufficient to protect such interests; (v) there is adequate consideration being provided to the Executive hereunder; (vi) such prohibitions are necessary and appropriate without regard to payments being made to the Executive hereunder; and (vii) the Company would not enter this Agreement with the Executive, and TCEP would not have participated in forming the Company or agreed to provide any funding therefor, without the restrictions contained in this Section 3. The Executive further acknowledges that the restrictions contained in this Section 3 do not impose an undue hardship on him and, since he has general business skills which may be used in industries other than that in which the LECG Entities conduct their business, do not deprive the Executive of his livelihood. The Executive further acknowledges that the provisions of this Section 3 are separate and independent of the other sections of this Agreement.

          (d)    Enforcement, etc.    If, at the time of enforcement of Section 2 or 3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration or scope reasonable under such circumstances as determined by the court shall be substituted for the stated period and/or scope. Because the Executive's services are unique, because the Executive has access to Proprietary Information and for the other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, without limiting the generality of Section 6(g), in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

GENERAL PROVISIONS

        4.    Definitions.

          "Affiliate" of TCEP means any direct or indirect general or limited partner of TCEP, or any employee or owner thereof, or any other person, entity or investment fund controlling, controlled by or under common control with TCEP, and will include, without limitation, Thoma Cressey Equity Partners and its owners and employees.

          "Board" means the Board of Directors of the Company.

          "Buy-Sell Agreement" has the meanings specified in the Purchase Agreement.

          "Class A Preferred Unit" has the meaning specified in the LLC Agreement.

          "Common Units" has the meaning specified in the LLC Agreement.

          "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Proprietary Information" means any and all data and information concerning the business affairs of the LECG Entities and not generally known in the industry in which any LECG Entity is or may become engaged, and any other information concerning any matters affecting or relating to the respective businesses of the LECG Entities, but in any event Proprietary Information shall include, all of the LECG Entities' past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the LECG Entities' respective businesses or industries, clients, client lists, pricing information with respect to present or past clients, or any other information concerning the respective businesses of the LECG Entities, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important.

          "Public Sale" means any sale of equity securities of the Company to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (or any similar provision then in effect) adopted under the Securities Act.

          "Purchase Agreement" means the Purchase Agreement dated as of the date hereof, among the Company and certain investors named therein.

          "Records" means (i) any and all procedure manuals, books, records and accounts; (ii) all property of the LECG Entities, including papers, note books, tapes and similar repositories containing Proprietary Information; (iii) all invoices and commission reports; (iv) customer lists—partial and/or complete; (v) data layouts, magnetic tape layouts, diskette layouts, etc.; (vi) samples; (vii) promotional letters, brochures and advertising materials; (viii) displays and display materials; (ix) correspondence and old or current proposals to any former, present or prospective customer of the Company and its Affiliates; (x) information concerning revenues and profitability and any other financial conditions of the LECG Entities; (xi) information concerning the LECG Entities, which was input by the Executive or at his direction, under his supervision or with his knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter; (xii) data, account information or other matters furnished by clients of any LECG Entity; and (xiii) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photo copies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

          "Sale of the Company" has the meaning set forth in the Securityholders' Agreement.

          "Securities Act" means the Securities Act of 1933, as amended from time to time.

          "Securityholders' Agreement" means the Securityholders' Agreement dated as of the date hereof among the Executive, TCEP, the Company and certain other stockholders of the Company.

          "Subsidiary" with respect to any Person, means any corporation, limited liability company or similar entity of which such Person owns securities having a majority of the ordinary voting power in electing the board of directors directly or indirectly.

          "Transfer" means to sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law).

        5.    Notices.    Any notice provided for in this Agreement must be in writing and must be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the recipient at the following address:

          If to the Company:

      LECG Holding Company, LLC
      2000 Powell Street, Suite 600
      Emeryville, CA 94608
      Attention: Board of Directors
      Tel.: (      )
      Fax: (      )

          If to LECG:

      LECG, LLC
      2000 Powell Street, Suite 600
      Emeryville, CA 94608
      Attention: Chief Financial Officer

          with a copy of notices to the Company or LECG to:

      Folger, Levin & Kahn LLP
      1900 Avenue of the Stars, 28th Floor
      Los Angeles, CA 90067
      Attention: Carol Kerr
      Tel.:(310) 556-3700
      Fax: (310) 556-3790

          If to the Executive:

                  Tel.: (      )
                  Fax: (      )

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered personally or sent by facsimile, and one day after deposit with a reputable overnight courier service.

        6.    General Provisions.

          (a)    Expenses.    The Company agrees to pay the Executive's reasonable legal, accounting and other expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

          (b)    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          (c)    Complete Agreement.    This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          (d)    Counterparts; Facsimile Execution.    This Agreement may be executed in multiple counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement may be executed by delivery of an original executed counterpart signature page by facsimile transmission.

          (e)    Successors and Assigns.    Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors and assigns; provided that the rights and obligations of the Executive under this Agreement shall not be assignable and, provided further that the rights and obligations of the Company may be assigned to any Affiliate of the Company.

          (f)    Choice of Law; Jurisdiction.    All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the District of Columbia, without giving effect to any choice of law or conflict of law provision or rule (whether of the District of Columbia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the District of Columbia. The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting within the District of Columbia in any action or proceeding arising out of or relating to Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The Executive hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

          (g)    Remedies.    Each of the parties to this Agreement (including TCEP) will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any parry may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

          (h)    Amendment and Waiver.    The provisions of this Agreement may be amended or and waived only with the prior written consent of the Company, the Executive and TCEP.

          (i)    Business Days.    If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company's chief executive office is located, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday.

          (j)    Termination.    This Agreement (except for the provisions of Sections 1, 2 and 3) shall survive the termination of the Executive's employment with the Company and shall remain in full force and effect after such termination.

          (k)    Generally Accepted Accounting Principles; Adjustments of Numbers.    Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation shall continue to be made in accordance with the

  Company's previous accounting methods and policies. All numbers set forth herein which refer to unit prices or amounts will be appropriately adjusted to reflect unit splits, unit dividends, combinations of units and other recapitalizations affecting the subject class of units.

          (l)    No Waiver.    A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

          (m)    Insurance.    The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance on the Executive in any amount or amounts considered available. The Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. The Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

          (n)    Offset.    Whenever the Company, LECG or any of their respective Subsidiaries is to pay any sum to the Executive, any amounts that the Executive owes to such LECG Entity may be deducted from that sum before payment.

          (o)    Indemnification and Reimbursement of Payments on Behalf of the Executive.    The LECG Entities shall be entitled to deduct or withhold from any amounts owing from such LECG Entity to the Executive any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes ("Taxes") imposed with respect to the Executive's compensation or other payments from such LECG Entity or the Executive's ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

        [Signature page follows]

        The parties hereto have executed this Senior Management Agreement on the date first written above.

LECG HOLDING COMPANY, LLC

By:
/s/ DAVID J. TEECE David J. Teece Chairman

EXECUTIVE

/s/ DAVID KAPLAN David Kaplan

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  Exhibit 10.21
SENIOR MANAGEMENT AGREEMENT
Recitals
Agreement
GENERAL PROVISIONS